Filed Pursuant to Rule 424(b)(3)
Registration No. 333-108131
Schedule II
United States Steel Corporation Common Stock
Dividend Reinvestment and
Stock Purchase Plan
Plan Service Fees

Enrollment Fee for New Investors	$10.00 per Account Enrollment
Reinvestment of Dividends	No Charge
Purchase of Shares (via check)	$0.05 per Share
Purchase of Shares (via Automatic Investment)	No Charge
Sale of Shares
Transaction Fee	$15.00
Trading Fee	$0.10 per Share
Direct Deposit of Sale Proceeds	$5.00 per Occurrence
Gift or Transfer of Shares	No Charge
Safekeeping of Stock Certificates	No Charge
Certificate Issuance	No Charge
Returned Check	$25.00 per Check
Duplicate Statements:
Current Year or Most Recent Prior Year	No Charge
Other Prior Years	$15.00 per Year, up to $75.00 Max.
The fee for duplicate statements must be paid in advance. In all other cases, the applicable fees will be deducted from either the investment or proceeds from the sale.
Any trading fees paid by USS for which you are not charged will be reported to you as taxable income on Form 1099-Div.
All fees, including those for which there is currently “No Charge”, are subject to change; however, we will not change any fees without first notifying you.
The date of this revised Schedule is November 5, 2007

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Schedule III
Additional Information
For recorded information concerning the following Plan features, Call (412) 433-4707.
Current Administrator Information
Discount
Threshold Price
Requests for Waivers
Source of Shares — Open Market Purchase or U. S. Steel Issuance
Current Administrator Information
Wells Fargo is the current General Administrator and Initial Purchase Administrator. You may direct checks, correspondence, enrollment forms, and inquiries to the administrator at:
Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856
1/866-433-4801
Please include your daytime telephone number on all correspondence and use the transaction stub on the top of your quarterly statement for optional cash investments.
Please make all initial purchase and optional cash investment checks to: Wells Fargo Shareowner Services
Other contact information for the Administrator:
Website:
          www.wellsfargo.com/shareownerservices
Courier Deliveries:
Wells Fargo Shareowner Services
161 N. Concord Exchange
South St Paul, MN 55075
The date of this revised Schedule is November 5, 2007

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